Exhibit 23.3

To: Jingrui Wang Pu Holdings Group Ltd.

Re: Consent Letter

March 17, 2025

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “PROSPECTUS SUMMARY”, “Risks Relating to Doing Business in the PRC”, “ Risks Related to Our Corporate Structure”, “ENFORCEABILITY OF CIVIL LIABILITIES”, “LEGAL MATTERS”, as well as the related content in the cover page in the registration statement on Form F-1 (the “FORM F-1”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the FORM F-1.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/seal/ Beijing DOCVIT Law Firm

Beijing DOCVIT Law Firm